Exhibit 99.1
Adverum Biotechnologies Reports Third Quarter 2022 Financial Results

- First subject dosed in our Phase 2 LUNA trial with Ixo-vec (ixoberogene soroparvovec, formerly referred to as ADVM-022) and anticipate preliminary data throughout 2023

- Cash runway into 2025 prioritizing Ixo-vec clinical development in wet age-related macular degeneration (wet AMD)
REDWOOD CITY, Calif., November 10, 2022 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today announced financial results for the third quarter ended September 30, 2022.
“The third quarter was instrumental for Adverum, as we dosed our first subject in our Phase 2 LUNA trial of Ixo-vec evaluating the 2E11 dose and a new, lower 6E10 dose, along with enhanced prophylactic steroid regimens for the treatment of wet AMD,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “We look forward to sharing interim data from LUNA throughout 2023. We are incredibly excited with our progress in advancing our investigational gene therapy candidate Ixo-vec, which we believe has the potential to transform the treatment paradigm for patients with wet age-related macular degeneration and meaningfully reduce the burden of frequent anti-VEGF injections. The transformational potential of Ixo-vec was recognized by the European Medicines Agency earlier this summer with its granting Ixo-vec with Priority Medicines designation.”
Dr. Fischer continued, “We presented two-year, end of study, safety and efficacy data from our OPTIC trial at the recent Annual Meeting of The Retina Society, indicating that a single IVT injection of Ixo-vec was generally well tolerated and can maintain or improve vision, as well as improve intraretinal and subretinal fluid volume in wet AMD patients. We are encouraged by the data demonstrating that a single intravitreal injection of Ixo-vec can lead to stable and persistent aflibercept protein levels through three years resulting in better fluid control known to be associated with favorable vision outcomes, as well as decreasing treatment burden by an 81-98% reduction in mean annualized anti-VEGF injections. These data strengthen the emerging benefit-risk profile of Ixo-vec as we further evaluate the 2E11 and 6E10 doses in LUNA. We believe Ixo-vec, with its continuous expression of aflibercept over years, can bring immense value to patients with an improved quality of life, caregivers, retinal specialists, payers and the healthcare systems.”
Recent Highlights
•In July 2022, Adverum completed an Investigational New Drug amendment with the U.S. Food and Drug Administration to advance a Phase 2 trial of Ixo-vec in wet AMD.
•In September 2022, Adverum dosed the first subject in its Phase 2 LUNA trial evaluating Ixo-vec at the 2x10^11 vg/eye (2E11) and 6x10^10 vg/eye (6E10) dose levels, with enhanced prophylactic steroid regimens.

•Adverum presented data from the OPTIC trial of Ixo-vec at three key scientific meetings:
◦An oral presentation at the American Society of Retina Specialists detailed an 81%-98% reduction in annualized anti-VEGF injections and demonstrated continuous therapeutic aflibercept protein levels through three years following a single, intravitreal (IVT) injection of Ixo-vec. Ixo-vec was generally well tolerated at the 2E11 dose, along with data demonstrating that mean best-corrected visual acuity and central subfield thickness were maintained or improved in subjects in the OPTIC trial.
◦An oral presentation at the American Academy of Ophthalmology 2022 Annual Meeting detailed anatomical improvements in intraretinal fluid (IRF) and subretinal fluid (SRF). In the 2E11 dose group, there was a 93% and 55% reduction in mean IRF and SRF volume, respectively, from baseline to week 48, following a single IVT dose of Ixo-vec.
◦An oral presentation at The Retina Society’s 2022 Annual Meeting detailed two-year, end of study data for all OPTIC cohorts, including new data documenting that 80% and 53% of the participants in the 6x10^11 vg/eye and 2E11 dose groups, respectively, were supplemental injection free over two years.
Financial Results for the Three Months Ended September 30, 2022
•Cash, cash equivalents and short-term investments were $203.3 million as of September 30, 2022, compared to $305.2 million as of December 31, 2021. Adverum expects the September 30, 2022 cash position to fund operations into 2025.
•Research and development expenses were $23.8 million for the three months ended September 30, 2022, compared to $24.1 million for the same period in 2021. Research and development expenses decreased primarily due lower facilities-related expenses, lower headcount following the restructuring and lower consultant costs; partially offset by restructuring costs and higher clinical trial-related expenses. Stock-based compensation expense included in research and development expenses was $1.4 million for the third quarter of 2022.
•General and administrative expenses were $17.2 million for the three months ended September 30, 2022, compared to $14.5 million for the same period in 2021. General and administrative expenses increased primarily due to reversal of sublease income and restructuring costs; partially offset by lower personnel-associated costs following the restructuring and facilities-related expenses. Stock-based compensation expense included in general and administrative expenses was $3.1 million for the third quarter of 2022.
•Net loss was $40.1 million, or $0.40 per basic and diluted share, for the three months ended September 30, 2022, compared to $38.4 million, or $0.39 per basic per basic and diluted share, for the same period in 2021.
About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD, affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in patients over 65 years of age, with a prevalence of approximately 20 million individuals worldwide living with this condition. The incidence of new cases of wet AMD is expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases.

About OPTIC Trial of ADVM-022 in Wet AMD
ADVM-022, ixoberogene soroparvovec (Ixo-vec), is Adverum’s clinical-stage gene therapy product candidate being developed for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach) Ixo-vec has the advantage of being administered as a one-time IVT injection in the office and is designed to deliver long-term efficacy and reduce the burden of frequent anti-VEGF injections, optimize patient compliance, and improve vision outcomes for patients with wet AMD.
The OPTIC trial is designed as a multi-center, open-label, dose-ranging, safety, and efficacy trial of Ixo-vec in participants with wet AMD who have demonstrated responsiveness to anti-VEGF treatment. Patients in OPTIC are treatment-experienced, and previously required frequent anti-VEGF injections to manage their wet AMD and to maintain functional vision.
About LUNA Trial of Ixo-vec in Wet AMD
Ixoberogene soroparvovec (Ixo-vec) is Adverum’s clinical-stage gene therapy product candidate being developed for the treatment of wet AMD. Ixo-vec utilizes an engineered, proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec has the advantage of being administered as a one-time IVT injection in the office and is designed to deliver long-term efficacy and reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance, and improve vision outcomes for patients with wet AMD.
The LUNA trial is a multicenter, double-masked, randomized, parallel-group Phase 2 study evaluating two doses of Ixo-vec, including the 2x10^11 vg/eye (2E11) dose and a new, lower 6x10^10 vg/eye (6E10) dose, in wet AMD. The trial will randomize up to 72 participants equally across two doses and four prophylactic steroid regimens in 40 sites in the U.S. and Europe. The primary endpoints include the mean change in best-corrected visual acuity (BCVA) from baseline to one year and the incidence and severity of adverse events.
About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures for these diseases to restore vision and prevent blindness. Leveraging the research capabilities of its proprietary, intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. By overcoming the challenges associated with current treatment paradigms for these debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the potential benefits of Ixo-vec, the timing of preliminary data from the LUNA trial evaluating the same, as well as cash runway to fund operations into 2025. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 11, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
Corporate & Investor Inquiries
Anand Reddi
Vice President, Head of Corporate Strategy, External Affairs and Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358
E: areddi@adverum.com
Media
Megan Talon
Associate Director, Corporate Communications
Adverum Biotechnologies, Inc.
T: 650-649-1006
E: mtalon@adverum.com

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30 2022	December 31 2021
	(Unaudited)	*(1)*
Assets		
Current assets:		
Cash and cash equivalents	$ 84,430	$ 34,195
Short-term investments	118,834	270,993
Lease incentive receivable	-	5,709
Prepaid expenses and other current assets	9,979	6,248
Total current assets	213,243	317,145
Property and equipment, net	36,579	33,060
Operating lease right-of-use asset	79,882	86,000
Restricted cash	2,503	2,503
Deferred rent receivable	-	769
Deposit and other long-term assets	155	250
Total assets	$ 332,362	$ 439,727
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	$ 846	$ 1,387
Lease liability, current portion	11,236	1,886
Accrued expenses and other current liabilities	16,539	18,047
Total current liabilities	28,621	21,320
Lease liability, net of current portion	94,464	101,108
Other noncurrent liabilities	940	1,114
Total liabilities	124,025	123,542
Stockholders' equity:		
Common stock	10	10
Additional paid-in capital	980,156	964,965
Accumulated other comprehensive loss	(1,953)	(714)
Accumulated deficit	(769,876)	(648,076)
Total stockholders' equity	208,337	316,185
Total liabilities and stockholders' equity	$ 332,362	$ 439,727

(1) Derived from Adverum's annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,	
	2022	2021	2022	2021
	(Unaudited)			
License revenue	$ -	$ -	$ -	$ 7,500
Operating expenses:				
Research and development	23,849	24,069	77,078	66,657
General and administrative	17,188	14,453	46,117	52,546
Total operating expenses	41,037	38,522	123,195	119,203
Operating loss	(41,037)	(38,522)	(123,195)	(111,703)
Other income, net	923	160	1,450	572
Net loss before income taxes	(40,114)	(38,362)	(121,745)	(111,131)
Income tax provision	(17)	-	(55)	-
Net loss	$ (40,131)	$ (38,362)	$ (121,800)	$ (111,131)
Net loss per share — basic and diluted	$ (0.40)	$ (0.39)	$ (1.23)	$ (1.13)
Weighted-average common shares outstanding - basic and diluted	99,475	98,126	99,027	97,966